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                                                                    EXHIBIT 99.3


                              QUEST SOFTWARE, INC.
                   INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN


        I.      PURPOSE OF THE PLAN

                This International Employee Stock Purchase Plan is intended to promote the interests of Quest Software, Inc., a California corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through the purchase of shares of the Corporation's Common Stock at periodic intervals.

                Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

        II.     ADMINISTRATION OF THE PLAN

                The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

        III.    STOCK SUBJECT TO PLAN

                A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued in the aggregate under the Plan and the U.S. Plan shall be limited to Six Hundred Thousand (600,000) shares.

                B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

        IV.     PURCHASE PERIODS

                A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

                B. Each purchase period shall have a duration of six (6) months. Purchase periods shall run from the first business day in February to the last business day in July each year

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and from the first business day in August to the last business day in January of the following year. However, the first purchase period shall commence at the Effective Time and terminate on the last business day in January 2000.

        V.      ELIGIBILITY

                A. Each individual who is an Eligible Employee on the start date of any purchase period under the Plan may enter that purchase period on such start date.

                B. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before the start date of the purchase period.

        VI.     PAYROLL DEDUCTIONS

                A. Except to the extent otherwise provided in the Plan (or any addendum thereto) or authorized by the Plan Administrator, the purchase price for the shares of Common Stock acquired under the Plan shall be paid from accumulated payroll deductions authorized by the Participant.

                B. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each purchase period, up to a maximum of fifteen percent (15%). The payroll deduction authorized by the Participant shall be collected in the currency in which paid by the Foreign Subsidiary. The payroll deductions collected during each purchase period shall be converted into U.S. Dollars on the Purchase Date for that purchase period on the basis of the exchange rate in effect on that date. The Plan Administrator shall have the absolute discretion to determine the applicable exchange rate to be in effect for each Purchase Date by any reasonable method that may be based on the exchange rate actually available in the ordinary course of business on such date. Any changes or fluctuations in the exchange rate at which the payroll deductions collected on the Participant's behalf are converted into U.S. Dollars on each Purchase Date shall be borne solely by the Participant.

                C. The rate of payroll deduction so authorized by the Participant shall continue in effect from purchase period to purchase period except to the extent changed by the Participant. The Participant may not increase his or her rate of payroll deduction during a purchase period. However, the Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period.

                D. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, initially in the currency in which paid by the Foreign Subsidiary until converted into U.S. Dollars on the applicable Purchase Date. Except to the extent otherwise provided by the Plan (including any




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addendum thereto) or by the Plan Administrator, no interest shall be paid on the balance from time to time outstanding in any book account and the amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

                E. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

                F. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

        VII.    PURCHASE RIGHTS

                A. GRANT OF PURCHASE RIGHT. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute such document or documents embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

                B. EXERCISE OF THE PURCHASE RIGHT. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for that purchase period.

                C. PURCHASE PRICE. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

                D. NUMBER OF PURCHASABLE SHARES. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions as converted into U.S. Dollars during the purchase period ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed six hundred (600) shares.


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                E.      EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not
applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded in the currency in which payroll (from which such deductions were made) was paid to the Participant by the Foreign Subsidiary.

                F. TERMINATION OF PURCHASE RIGHT. The following provisions shall govern the termination of outstanding purchase rights:

                        (i) A Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall be refunded as soon as possible.

                        (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

                        (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded in the currency in which payroll (from which deductions were made) was paid to the Participant by the Foreign Subsidiary. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw all of the payroll deductions collected to date on his or her behalf for that purchase period or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (i) within ninety (90) days following the commencement of such leave or,
        (ii) prior to the expiration of any longer period for which such Participant's right to reemployment with the Corporation is guaranteed by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. However, should the Participant's leave of absence exceed ninety (90) days and his or her re-employment rights not be guaranteed by either statute or contract, then the Participant's status as an Eligible Employee will be



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        deemed to terminate on the ninety-first (91st) day of that leave, and such Participant's purchase right for the purchase period in which that leave began shall thereupon terminate. An individual who returns to active employment following such a leave shall be treated as a new Employee for purposes of the Plan and must, in order to resume participation in the Plan, re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

                G. Transfer of Employment. In the event that a Participant who is an Eligible Employee of a Foreign Subsidiary is transferred and becomes an Eligible Employee of the Corporation during a purchase period under the Plan, such individual shall continue to remain a Participant in the Plan and payroll deductions shall continue to be collected until the next Purchase Date as if the Participant had remained an Eligible Employee of the Foreign Subsidiary.

                In the event that an employee of the Corporation who is a participant in the U.S. Plan is transferred and becomes an Eligible Employee of a Foreign Subsidiary during a purchase period in effect under the U.S. Plan, such individual shall automatically become a Participant under the Plan for the duration of the purchase period in effect at that time under the Plan and the balance in such individual's book account maintained under the U.S. Plan shall be transferred as a balance to a book account opened for such individual under the Plan. Such balance, together with all other payroll deductions collected from such individual by the Foreign Subsidiary for the remainder of the purchase period under the Plan (as converted into U.S. Dollars), shall be applied on the next Purchase Date to the purchase of Common Stock under the Plan.

                H. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control by applying the payroll deductions of each Participant for the purchase period in which such Change in Control occurs, as converted into U.S. Dollars on the basis of the exchange rate in effect as determined by the Plan Administrator at the time of the Corporate Transaction, to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.

                The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

                I. PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan and the U.S. Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of



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the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded in the currency in which payroll (from which such deductions were made) was paid to the Participant by the Foreign Subsidiary.

                J. ASSIGNABILITY. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

                K. STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

         VIII.    ACCRUAL LIMITATIONS

                A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and
(ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (U.S.$25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

                B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

                        (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the period on which such right is granted.

                        (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand U.S. Dollars (U.S.$25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

                C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded in the currency in which payroll (from which such deductions were made) was paid to the Participant by the Foreign Subsidiary.

                D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.



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        IX.     EFFECTIVE DATE AND TERM OF THE PLAN

                A. The Plan was adopted by the Board on June 9, 1999 and shall become effective on the Effective Date, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial purchase period hereunder shall be refunded.

                B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in July 2009, (ii) the date on which all shares available for issuance under the Plan and the U.S. Plan shall have been sold pursuant to purchase rights exercised under the Plan and the U.S. Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

        X.      AMENDMENT/TERMINATION OF THE PLAN

                A. The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any purchase period. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

                B. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders: (i) increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify eligibility requirements for participation in the Plan.



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        XI.     GENERAL PROVISIONS

                A. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

                B. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

                C. Except to the extent otherwise provided in any addendum to the Plan, the provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules

                D. A Foreign Subsidiary or the Plan Administrator, as the case may be, shall have the right to deduct from any payment to be made under this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash, payment by each Participant of any tax required by applicable law to be withheld.

                E. Additional provisions for individual Foreign Subsidiaries may be incorporated in one or more Addenda to the Plan. Such Addenda shall have full force and effect with respect to the Foreign Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addendum and one or more other provisions of the Plan, the provisions of the Addendum shall be controlling.



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                                   SCHEDULE A

                          CORPORATIONS PARTICIPATING IN
                 1999 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
                            AS OF THE EFFECTIVE TIME

                           Common Sense Computing Ltd.
                               Quest Software GmbH
                             Quest Software Pty Ltd.
                           Quest Software Company Ltd.
                           Quest Software Israel Ltd.
                    Quest Software Foreign Sales Corporation
                        Quest Software International Ltd.

                                    APPENDIX


                  The following definitions shall be in effect under the Plan:

                A.      BOARD shall mean the Corporation's Board of Directors.

                B. CASH EARNINGS shall mean the (i) regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, profit-sharing distributions and other incentive-type payments received during such period. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any and all contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall NOT include any contributions made on the Participant's behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code
Section 401(k) or Code Section 125 contributions).

                C. CHANGE IN CONTROL shall mean any of the following transactions effecting a change in ownership or control of the Corporation:

                        (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction,

                        (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or


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                        (iii)   the acquisition, directly or indirectly, by any
        person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

                D. CODE shall mean the Internal Revenue Code of 1986, as amended.

                E.      COMMON STOCK shall mean the Corporation's common stock.

                F. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section
424), whether now existing or subsequently established.

                G. CORPORATION shall mean Quest Software, Inc., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Quest Software, Inc. which shall by appropriate action adopt the Plan.

                H. EFFECTIVE TIME shall mean the time at which the Underwriting Agreement is executed and the Common Stock priced for the initial public offering. Any Foreign Subsidiary which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

                I. ELIGIBLE EMPLOYEE shall mean any person who is employed by a Foreign Subsidiary on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

                J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                        (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

                        (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

                K. FOREIGN SUBSIDIARY shall mean any non-U.S. Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Foreign Subsidiaries in the Plan as of the Effective Date are listed in attached Schedule A

                L. 1933 ACT shall mean the Securities Act of 1933, as amended.

                M. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

                N. PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

                O. PLAN shall mean the Corporation's 1999 International Employee Stock Purchase Plan, as set forth in this document.

                P. PLAN ADMINISTRATOR shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

                Q. PURCHASE DATE shall mean the last business day of each purchase period. The initial Purchase Date shall be January 31, 2000.

                R. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

                S. U.S. PLAN shall mean the Corporation's 1999 Employee Stock Purchase Plan.

                              QUEST SOFTWARE, INC.

                      ADDENDUM FOR AUSTRALIAN PARTICIPANTS


                  The following provisions shall apply with respect to Participants (the "Australian Participants") who perform services for
________________________.

                1. The Corporation or Foreign Subsidiary employing one or more Australian Participants shall establish a bank account (a "Contributions Account") in Australia for such Participants. The account shall be maintained solely for the purpose of depositing payroll deductions authorized by such Participants under the Plan. Accordingly, all payroll deductions for each Australian Participant shall be immediately deposited in the Contributions Account and held in trust for that participant.

                2. The provisions of the Plan with respect to Australian Participants shall be governed by the laws of _________________ without resort to that State's conflict of laws rules.